AMENDED AND RESTATED OFFER TO PURCHASE

Cooper Cameron Corporation

Offer to Purchase

for Cash any and all of its outstanding
1.75% Convertible Senior Debentures Due 2021
($200,000,000 Principal Amount at Maturity Outstanding)
(CUSIP NO. 216640 AB8)

The Tender Offer and your withdrawal rights will expire at 9:00 a.m., New York City time, on Wednesday, May 5, 2004, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”). Holders of Debentures (as defined below) must tender their Debentures before the Expiration Date to receive the Purchase Price (as defined below).

      Cooper Cameron Corporation (the “Company”) hereby amends and restates its Offer to Purchase dated April 6, 2004, relating to the Company’s offer to purchase for cash any and all of its outstanding 1.75% Convertible Senior Debentures due 2021 (the “Debentures”) for $1,000 per $1,000 principal amount of the Debentures, plus accrued and unpaid interest to, but not including, the Payment Date (as defined below) (the “Purchase Price”). The Debentures were issued on May 16, 2001, in an aggregate principal amount of $200,000,000, all of which was outstanding as of April      , 2004.

      The Debentures are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 10.5158 shares of common stock per $1,000 principal amount of Debentures, which is equal to a conversion price of $95.095 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CAM.” On April      , 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $           per share.

      The offer (as it may be supplemented or amended from time to time, the “Tender Offer”) is being made upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase dated April 6, 2004, as such Offer to Purchase is amended and restated in this Amended and Restated Offer to Purchase dated April           , 2004 (as so amended and restated, and as it may be supplemented or amended from time to time, the “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”). Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Debentures validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned upon: (a) our having obtained financing with terms and conditions satisfactory to us and in an amount not less than the amount required to purchase the Debentures tendered in the Tender Offer and such financing remaining available immediately before acceptance of Debentures pursuant to the terms of the Tender Offer (the “Financing Condition”) and (b) satisfaction of certain other conditions.

      The Offer Documents contain or incorporate by reference important information that should be read before any decision is made with respect to the Tender Offer. See the section titled “Documents Incorporated by Reference.”

      Any questions or requests for assistance concerning the Tender Offer may be directed to UBS Investment Bank as Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents may be directed to Georgeson Shareholder Communications (the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners also may contact their broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”) for assistance concerning the Tender Offer.

      None of the Company, its board of directors or employees, the Dealer Manager, the Depositary or the Information Agent or any of their respective affiliates makes any recommendation as to whether holders of Debentures (“Holders”) should tender their Debentures. See “The Tender Offer — Introduction”.

      See “Certain Considerations” and “Material United States Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

The Dealer Manager for the Tender Offer is:

UBS Investment Bank

April      , 2004

      No person has been authorized to give any information or to make any representations in connection with the Tender Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by us, the Dealer Manager, the Depositary, the Information Agent or the Trustee (as each of such terms is defined herein).

      This Offer to Purchase does not constitute an offer to purchase or the solicitation of an offer to sell Debentures in any jurisdiction in which, or to or from any person to or from whom it is unlawful to make such offer under applicable securities or “blue sky” laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time after the date hereof or, in the case of information incorporated herein by reference, after the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

i

SUMMARY TERM SHEET

      The following are answers to some of the questions that you, as a Holder, may have about the Tender Offer. We urge you to carefully read the remainder of this Offer to Purchase and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

Information About the Tender Offer

Who is Offering to Purchase the Debentures?

•	Cooper Cameron Corporation, a Delaware corporation, is offering to purchase the Debentures.

What Class of Securities is the Subject of the Tender Offer?

•	We are offering to acquire any and all of our outstanding 1.75% Convertible Senior Debentures Due 2021, which we refer to as the “Debentures.” We issued the Debentures under a Supplemental Indenture, dated as of May 16, 2001, delivered pursuant to the Indenture, dated as of May 8, 1998, between us and J.P. Morgan Trust Company, National Association, as Trustee. We refer to those documents together as the “Indenture.”

Why is the Company Making the Tender Offer?

•	We are making the Tender Offer to repurchase any or all of the outstanding Debentures as a step in refinancing the indebtedness represented thereby. We will deliver the Debentures that we repurchase in the Tender Offer to the Trustee for cancellation and those Debentures will cease to be outstanding.

How Much is the Company Offering to Pay for the Debentures?

•	We are offering to pay $1,000 in cash plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Debentures. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

What are the Significant Conditions to the Tender Offer?

•	The Tender Offer is conditioned upon the Company’s obtaining financing for the full Purchase Price for the Debentures and such financing remaining available immediately before acceptance of Debentures pursuant to the terms of the Tender Offer. You should read the sections titled “Sources and Amount of Funds” and “The Tender Offer — Conditions of the Tender Offer — Financing Condition” for more information.

•	The Tender Offer is not conditioned on a minimum principal amount of Debentures being tendered. However, we may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Debentures tendered upon the occurrence of certain events, including material litigation, government investigations, national crisis or other events adversely affecting our business or the general markets, or if before the Expiration Date, a material increase in interest rates or a material decrease in the trading price for our common stock would cause consummation of the tender offer not be in our best interest. You should read the section titled “The Tender Offer — Conditions of the Tender Offer” for more information.

How Many Debentures Will the Company Purchase?

•	We will purchase for cash, upon the terms and subject to the conditions of the Tender Offer, any and all of the Debentures that are validly tendered and not properly withdrawn.

Does the Company Have the Financial Resources to Repurchase the Debentures?

•	Yes, assuming the Financing Condition is satisfied. You should read the section titled “The Tender Offer — Conditions of the Tender Offer — Financing Condition”. The Tender Offer is conditioned upon our having obtained financing with terms and conditions satisfactory to us and in an amount not less than the amount required to pay the aggregate Purchase Price for the Debentures and such financing remaining available immediately before acceptance of Debentures pursuant to the terms of the Tender Offer. We have a revolving credit facility and a short-term liquidity facility with a current aggregate borrowing capacity of $400 million. If, under those two facilities, sufficient borrowing capacity remains to fund the purchase of Debentures properly tendered and not withdrawn pursuant to the Tender Offer, then the Financing Condition will be satisfied. We anticipate that the borrowing capacity under these facilities will be sufficient and will remain in effect so as to satisfy the Financing Condition. In addition, at or about the expected time of any purchase of Debentures pursuant to the Tender Offer, we intend to obtain permanent financing for such purchase through the public or private sale of our debt or convertible debt securities. You should read the section titled “Sources and Amount of Funds” for more information.

What is the Market Value of the Debentures?

•	To the extent that Debentures are traded, prices for the Debentures fluctuate greatly. Holders are urged to contact their brokers to obtain the best available information as to current prices. As of April , 2004, the Debentures were convertible into common stock at the rate of 10.5158 shares of common stock for each $1,000 principal amount of Debentures, which is equal to a conversion price of $95.095 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CAM.” On April , 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $ per share.

What is the Process for Tendering Debentures?

•	There are three ways to tender your Debentures, depending upon the manner in which you hold your Debentures:

•	If your Debentures are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program (“ATOP”).

•	If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

•	If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase.

You should read the section titled “The Tender Offer — Procedures For Tendering Debentures” for more information on how to tender your Debentures.

When Does the Tender Offer Expire?

•	The Tender Offer will expire at 9:00 a.m., New York City time, on Wednesday, May 5, 2004, unless extended or earlier terminated by us, in our sole discretion.

May the Tender Offer be Extended, Amended or Terminated and Under What Circumstances?

•	We may extend the Tender Offer until the conditions to the completion of the Tender Offer described in the section titled “The Tender Offer — Conditions of the Tender Offer” are satisfied, and if those conditions are not satisfied by the Expiration Date, we may terminate the Tender Offer. To the extent we are legally permitted to do so, we may amend the Tender Offer in any respect at any time in our sole discretion. If we extend the Tender Offer, we will delay the acceptance of any Debentures that have been tendered. We may terminate the Tender Offer under certain circumstances. You should read the section titled “The Tender Offer — Expiration Date; Extension; Amendment; Termination” for more information.

How Will Holders of Debentures be Notified if the Tender Offer is Extended?

•	If we extend the Tender Offer, we will notify you as promptly as practicable by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service. You should read the section titled “The Tender Offer — Expiration Date; Extension; Amendment; Termination” for more information.

•	In addition, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition of the Tender Offer, we will disseminate additional tender offer materials and extend the Tender Offer to the extent required by Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended.

When Will Holders Receive Payment for Tendered Debentures?

•	You will receive payment for your Debentures that are properly tendered and not validly withdrawn promptly after the Expiration Date. We refer to the date that payment of the Purchase Price for the Debentures will be made as the “Payment Date.” Accrued and unpaid interest will be paid to, but not including, the Payment Date. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary. You should read the section titled “The Tender Offer — Acceptance of Debentures for Purchase; Payment for Debentures” for more information.

Can Holders Withdraw Tendered Debentures?

•	You may withdraw your tendered Debentures at any time on or before the Tender Offer expires at 9:00 a.m., New York City time, on May 5, 2004, or, if the Tender Offer is extended, the time and date when the extended Tender Offer expires. You may also withdraw your Debentures if we have not accepted them for payment by May 15, 2004.

How Do Holders Withdraw Previously Tendered Debentures?

•	To withdraw your previously tendered Debentures, you must deliver a written or facsimile transmission (or a properly transmitted “Request Message” through ATOP) notice of withdrawal with the required information to the Depositary on the address on the back cover of this Offer to Purchase before your right to withdraw has expired. You may not rescind a withdrawal of tendered Debentures. However, you may retender your Debentures by again following the proper tender procedures. You should read the section titled “The Tender Offer — Withdrawal of Tenders” for more information on how to withdraw previously tendered Debentures.

What Happens to Debentures that are Not Tendered?

•	Any Debentures that remain outstanding after the completion of the Tender Offer will continue to be our obligations. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. You should read the section titled “Certain Considerations — Treatment of Debentures Not Tendered in the Tender Offer.”

May Holders Still Convert Debentures into Shares of the Company’s Common Stock? What is the Conversion Rate?

•	Yes. However, if you tender your Debentures in the Tender Offer, you may convert your Debentures only if you properly withdraw your Debentures before your right to withdraw has expired. The Debentures are convertible into shares of our common stock at the conversion rate (subject to adjustment) of 10.5158 shares of our common stock for each $1,000 principal amount of Debentures, which is equal to a conversion price of $95.095 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CAM.” On April , 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $ per share.

What are the Tax Consequences to Holders if They Tender Their Debentures?

•	Holders should consult their own tax advisors regarding the federal, state, local and foreign income, franchise, personal property and any other tax consequences of the tendering of the Debentures pursuant to the Tender Offer. A U.S. Holder who sells Debentures to the Company pursuant to the Tender Offer will generally recognize gain or loss in an amount equal to the difference between the amount received in exchange for the Debentures and such Holder’s adjusted tax basis in the Debentures sold. See “Material United States Federal Income Tax Considerations — Consequences to Tendering U.S. Holders.” Non-U.S. Holders should refer to “Material United States Federal Income Tax Considerations — Consequences to Tendering Non-U.S. Holders” for a discussion of certain U.S. federal income tax consequences applicable to Non-U.S. Holders who tender their Debentures pursuant to the Tender Offer, including the possible imposition of a 30% withholding tax and the taxation of any gain recognized on the sale.

Do Holders Have to Pay a Brokerage Commission for Tendering Debentures?

•	No brokerage commissions are payable by Holders to the Company, the Dealer Manager, the Trustee, the Depositary or the Information Agent in connection with the tender of your Debentures in the Tender Offer. Except as set forth in Instruction 8 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Tender Offer.

Where Can Holders Get More Information Regarding the Tender Offer?

•	If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact Georgeson Shareholder Communications, the Information Agent for the Tender Offer, at 800-387-8819. You may also contact us by writing or call us at Cooper Cameron Corporation, 1333 West Loop South, Suite 1700, Houston, Texas 77027, attention: Corporate Secretary, telephone: 713-513-3322. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Debentures with questions and requests for assistance.

Is the Company Making Any Recommendation About the Tender Offer?

•	Neither we nor the Dealer Manager, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Debentures pursuant to the Tender Offer. Holders should determine whether or not to tender their Debentures pursuant to the Tender Offer based upon, among other things, their own assessment of the current market value of the Debentures, liquidity needs and investment objectives.

Information About the Debentures

What is the Amount of Currently Outstanding Debentures?

•	As of April , 2004, there was $200,000,000 aggregate principal amount of Debentures outstanding.

What is the Conversion Rate of the Debentures?

•	The Debentures are convertible into shares of our common stock at the conversion rate (subject to adjustment) of 10.5158 shares of our common stock for each $1,000 principal amount of Debentures, which is equal to a conversion price of $95.095 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CAM.” On April , 2004, the closing price of our common stock, as reported on the New York Stock Exchange, was $ per share.

Do Holders Have Any Rights to Require the Company to Repurchase the Debentures?

•	The Debentures may be redeemed at our option on or after May 18, 2006, at a price of $1,000 per $1,000 aggregate principal amount, plus accrued and unpaid interest to the redemption date. We are obligated to repurchase, at the option of the Holder, Debentures held by a Holder on May 18, 2006, May 18, 2011, and May 18, 2016, at a

purchase price equal to the principal amount plus accrued and unpaid interest. The purchase prices may be paid, at our option, in cash or our common stock or in any combination thereof.

•	If we undergo fundamental change as defined in the Indenture, including a change of control, each Holder may require us to purchase all or a portion of the Holder’s Debentures at a price equal to the principal amount of the Debentures plus accrued and unpaid interest.

      In this Offer to Purchase, “Cooper Cameron Corporation,” the “Company,” “we,” “us” and “our” refer to Cooper Cameron Corporation and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

      Cooper Cameron Corporation designs, manufactures, markets and services equipment used by the oil and gas industry and industrial manufacturing companies. We are a leading international manufacturer of oil and gas pressure control equipment, including valves, wellheads, controls, chokes, blowout preventers and assembled systems for oil and gas drilling, production and transmission used in onshore, offshore and subsea applications. We also are a leading manufacturer of integrally geared centrifugal air compressors, separable gas compressors and turbochargers. We operate internationally and have manufacturing plants and service centers in numerous locations, including the United States, the United Kingdom, Canada, France, Norway, Ireland, Singapore, Germany, The Netherlands, Australia, Mexico, Argentina, Nigeria and Brazil.

      Our operations are currently organized into three business segments:

•	Cameron;

•	Cooper Cameron Valves; and

•	Cooper Compression.

      In February 2004, we acquired Petreco International Inc., a supplier of oil and gas separation products, for approximately $90 million, net of cash acquired and debt assumed. Petreco’s revenues in 2003 were approximately $117 million, and its income before taxes was approximately $12 million. Petreco is a market-leader in highly engineered custom processing products for the worldwide oil and gas industry. This acquisition will increase our presence in the oil and gas separation market and will complement our existing business.

      Our common stock is traded on the New York Stock Exchange under the symbol “CAM.”

      Our principal executive offices are located at 1333 West Loop South, Suite 1700, Houston, Texas 77027. Our telephone number at that location is (713) 513-3300.

      Additional information regarding the Company, its affiliates and its operations is included in the reports incorporated by reference in this Offer to Purchase. See “Documents Incorporated by Reference” and “Available Information.”

PURPOSE OF THE TENDER OFFER

      The principal purpose is to acquire all of the outstanding Debentures as a step in refinancing the indebtedness represented thereby. We will deliver the Debentures that we repurchase in the Tender Offer to the Trustee for cancellation, and those Debentures will cease to be outstanding.

SOURCES AND AMOUNT OF FUNDS

      The amount of funds required by the Company to purchase all the Debentures pursuant to the Tender Offer and to pay all fees and expenses in connection therewith is estimated to be approximately $200,500,000 plus approximately $1,750,000 in accrued interest.

      The Company’s obligation to accept for purchase and pay the Purchase Price for Debentures validly tendered pursuant to the Tender Offer is subject to the Financing Condition as described under “The Tender Offer — Conditions of the Tender Offer — Financing Condition.” We currently intend to obtain the funds necessary to pay the Purchase Price through the public or private sale of our debt or convertible debt securities. In addition, we have a revolving credit facility and a short-term liquidity facility that will be available to fund the Purchase Price if we are unable to complete the sale of our securities on acceptable terms.

      The Revolving Credit Facility was entered into on December 12, 2003, among us, several of our subsidiaries and a group of banks, including Bank One, N.A. as Agent, Credit Lyonnais New York Branch, as Syndication Agent, and ABN AMRO Bank N.V., Citibank, N.A., and the Royal Bank of Scotland plc, as Documentation Agents. The facility provides for a multi-currency borrowing capacity of up to $200 million (or its equivalent in other currencies) at an interest rate of LIBOR plus a spread, which currently is 0.40%, subject to adjustment based on our debt rating. Loans under the facility

are unsecured. As of April      , 2004, there were no borrowings outstanding under the revolving credit facility. The facility matures on December 12, 2007.

      The short-term liquidity facility was entered into on April      , 2004, among us and certain lenders, including Citicorp North America, Inc., as Administrative Agent. The facility provides for unsecured borrowings in U.S. dollars of up to $200 million at an interest rate of LIBOR plus a spread, which currently is 0.65%, subject to adjustment based on our debt rating. No borrowings may be made under this facility unless we have less than $50 million of availability under the revolving credit facility described above and we have accepted for purchase Debentures validly tendered and not validly withdrawn pursuant to the Offer to Purchase. As of April      , 2004, no amounts were outstanding under the facility. The facility matures on April      , 2005.

      If, under these two facilities, sufficient borrowing capacity remains to fund the purchase of Debentures properly tendered and not withdrawn pursuant to the Tender Offer, then the Financing Condition will be satisfied. If the Financing Condition is not satisfied, we will not be required to accept for payment, purchase, or pay for, and may delay the acceptance for payment of, any tendered Debentures, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Tender Offer.

CERTAIN FINANCIAL INFORMATION

      Our audited consolidated financial statements as of the end of and for each of the fiscal years ended December 31, 2002 and December 31, 2003 are incorporated by reference in this Offer to Purchase from our annual report on Form 10-K/ A for the fiscal year ended December 31, 2003. See “Documents Incorporated by Reference” and “Available Information.”

      The following table sets forth certain summary financial data about us. This summary financial data as of December 31, 2002 and December 31, 2003 is derived from our audited consolidated financial statements. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended December 31, 2002 and 2003. You should read all of the information presented below with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, which are incorporated by reference in this Offer to Purchase from our annual report on Form 10-K/ A for the year ended December 31, 2003.

	Year Ended December 31,

	2003	2002

Income Statement Data(1):
Revenues	$1,634,346	$1,538,100
Gross profit	452,696	435,596
Income before cumulative effect of accounting change	57,241	60,469
Cumulative effect of accounting change	12,209	—
Net income	69,450	60,469
Earnings per share:
Basic	1.28	1.12
Diluted	1.25	1.10

	As of December 31,

	2003	2002

Balance Sheet Data(1):
Current assets	$1,147,701	$1,017,861
Non-current assets	992,984	979,809
Total assets	2,140,685	1,997,670
Current liabilities	679,919	374,810
Non-current liabilities	324,043	581,557
Total liabilities	1,003,962	956,367
Net debt-to-capitalization(2)	12.0%	13.9%
Stockholders’ equity	1,136,723	1,041,303
Shares outstanding	53,803,058	54,511,100
Net book value per share	21.13	19.10

	Year Ended December 31,

	2003	2002

Ratio of Earnings to Fixed Charges	6.8	8.1

(1)	In thousands except per share data and ratios.

(2)	Net of cash and short-term investments.

      For purposes of calculating the ratios of earnings to fixed charges, “earnings” represent income (including only distributed income of less than 50% owned entities) before income taxes and fixed charges. “Fixed charges” represent the sum of interest charges and the portion of rental expenses representative of an interest factor.

CERTAIN CONSIDERATIONS

      In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the information below:

Limited Trading Market

      The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that Debentures are traded, prices for the Debentures may fluctuate greatly. In addition, quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. Holders are urged to contact their brokers to obtain the best available information as to current prices. To the extent that Debentures are tendered and accepted in the Tender Offer, the trading market for the Debentures would become more limited. Therefore, the market price for Debentures not tendered or not purchased may be affected adversely to the extent that the principal amount of Debentures tendered pursuant to the Tender Offer reduces the float. The reduced float also may tend to make the trading price more volatile. Holders of Debentures not tendered or not purchased may attempt to obtain quotations for their Debentures from their brokers; however, there can be no assurance that any trading market will exist for the Debentures following consummation of the Tender Offer. The extent of the public market for the Debentures following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Debentures after the Tender Offer, the number of Holders of such Debentures remaining at such time and the interest in maintaining a market in the Debentures on the part of securities firms and other factors.

Ranking of Debentures

      As our senior unsecured obligations, any Debentures not tendered and purchased will continue to be effectively subordinated to all our existing and future secured indebtedness, as well as any indebtedness of our subsidiaries.

Treatment of Debentures Not Tendered in the Tender Offer

      Debentures not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendment to the Indenture is being sought.

      From time to time in the future, subject to applicable securities laws, we or our subsidiaries may acquire Debentures that are not tendered in the Tender Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Tender Offer, and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any and all of the Debentures not purchased pursuant to the Tender Offer at any time that we are permitted to do so under the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or any of our subsidiaries will choose to pursue in the future.

THE TENDER OFFER

      The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Tender Offer, and you should also consult with your financial and legal advisers, as appropriate.

Introduction

      The Company hereby offers, upon the terms and subject to the conditions set forth in the Offer Documents, to purchase for cash any and all of the outstanding Debentures that are validly tendered (and not validly withdrawn) to the Depositary on or before the Expiration Date for the consideration described below. We will accept tenders of Debentures in principal amounts of $1,000 or integral multiples thereof.

      Tenders of Debentures pursuant to the Tender Offer may be validly withdrawn at any time before the Expiration Date by following the procedures described herein. A Holder who validly withdraws previously tendered Debentures will not receive the Purchase Price unless such Debentures are retendered on or before the Expiration Date and accepted for payment in accordance with the terms and conditions of the Tender Offer.

      We have reserved the right to extend, amend or terminate the Tender Offer. See “— Expiration Date; Extension; Amendment; Termination.”

      Our board of directors has approved our making of the Tender Offer; however, none of the Company, our board of directors or employees, the Dealer Manager, the Depositary or the Information Agent or their respective affiliates make any recommendation to any Holder of Debentures as to whether to tender or refrain from tendering all or any portion of such Holder’s Debentures. Holders must make their own decision whether to tender Debentures. Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase. Holders should consult their own financial and tax advisors and must make their own decision as to whether to tender debentures and if so the amount of Debentures to tender.

Purchase Price

      The Purchase Price for each $1,000 principal amount of Debentures accepted for payment pursuant to the Tender Offer shall be $1,000, plus accrued and unpaid interest to, but not including, the Payment Date, payable in cash.

      Payment for Debentures validly tendered and accepted for payment will be made by the deposit of immediately available funds by us with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders.

Expiration Date; Extension; Amendment; Termination

      The Tender Offer will expire at 9:00 a.m., New York City time, on Wednesday, May 5, 2004, unless extended or earlier terminated by us. If the Tender Offer is extended, the term “Expiration Date” shall mean the time and date on which the Tender Offer, as so extended, shall expire. We expressly reserve the right to extend the Tender Offer from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to the Dow Jones News Service at or before 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Tender Offer, all Debentures previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by the Company.

      To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, at any time to (i) waive any condition of the Tender Offer, (ii) amend any of the terms of the Tender Offer, or (iii) modify the Purchase Price. Any waiver or amendment to the Tender Offer will apply to all Debentures tendered pursuant to the Tender Offer. If we make a material change in the terms of the Tender Offer or waive a material condition of the Tender Offer, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offer Documents and will extend the Tender Offer to the extent required by law.

      We expressly reserve the right, in our sole discretion, to terminate the Tender Offer if any of the conditions of the Tender Offer are not satisfied. Any such termination will be followed promptly by public announcement thereof. If we terminate the Tender Offer, we shall give immediate notice thereof to the Depositary, and all Debentures theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof. If the Tender Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable. See “— Withdrawal of Tenders;” and “— Conditions of the Tender Offer.”

Acceptance of Debentures for Purchase; Payment for Debentures

      Upon the terms and subject to the conditions of the Tender Offer, we will accept for purchase all Debentures validly tendered pursuant to the Tender Offer and not validly withdrawn. We reserve the right to accept for purchase and pay for all Debentures validly tendered on or before the Expiration Date and to keep the Tender Offer open or extend the Expiration Date to a later date and time announced by us. We will pay for all Debentures properly tendered and not validly withdrawn promptly after the Expiration Date.

      We expressly reserve the right, in our sole discretion, to

•	delay acceptance for purchase of Debentures tendered under the Tender Offer or the payment for Debentures accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or

•	terminate the Tender Offer and not accept for purchase any Debentures not theretofore accepted for purchase if any of the conditions set forth under “— Conditions of the Tender Offer” shall not have been satisfied or waived by the Company.

In all cases, payment for Debentures accepted for purchase pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates representing the Debentures (or confirmation of book-entry transfer thereof), a properly completed and duly executed Letter of Transmittal related thereto (or a facsimile thereof or satisfaction of DTC’s ATOP procedures) and any other documents required thereby.

      For purposes of the Tender Offer, we will be deemed to have accepted for purchase validly tendered Debentures if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Debentures accepted for purchase in the Tender Offer will be made by us by depositing such payment with the Depositary. The Depositary will act as agent for the tendering Holders for the purpose of receiving the Purchase Price and transmitting the Purchase Price (and accrued and unpaid interest up to, but not including, the Payment Date) to such Holders. Upon the terms and subject to the conditions of the Tender Offer, delivery by the Depositary of the Purchase Price shall be made on the Payment Date for Debentures that have been validly tendered and not validly withdrawn before the Expiration Date.

      Tenders of Debentures pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

      If, for any reason, acceptance for purchase of, or payment for, validly tendered Debentures pursuant to the Tender Offer is delayed or we are unable to accept for purchase, or to pay for, validly tendered Debentures pursuant to the Tender Offer, then the Depositary may, nevertheless, on our behalf, retain tendered Debentures, without prejudice to our rights described under “— Expiration Date; Extension; Amendment; Termination”; “— Conditions of the Tender Offer”; and “— Withdrawal of Tenders” (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

      If any tendered Debentures are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, or if certificates are submitted evidencing more Debentures than those which are tendered, certificates evidencing unpurchased Debentures will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder in the box labeled “A. Special Issuance/ Delivery Instructions” in the Letter of Transmittal (or, in the case of any Debentures tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth under the caption “Procedures for Tendering Debentures,” such Debentures will be credited to the account maintained at the Book-Entry Transfer Facility from which such Debentures were delivered), promptly following the Expiration Date or the termination of the Tender Offer.

      The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Debentures tendered pursuant to the Tender Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Tender Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Debentures validly tendered and not validly withdrawn and accepted for payment pursuant to the Tender Offer.

      Holders whose Debentures are tendered and accepted for purchase pursuant to the Tender Offer will be entitled to accrued and unpaid interest on their Debentures up to, but not including, the Payment Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Debentures or otherwise.

      Tendering Holders of Debentures purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Debentures unless the box labeled “A. Special Issuance/ Delivery Instructions” or the box labeled “B. Special Payment Instructions” on the Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Tender Offer. See “Dealer Manager; Information Agent; Depositary” and “Miscellaneous.”

Procedures for Tendering Debentures

      There are three ways to tender your Debentures, depending on the manner in which you hold your Debentures:

•	If your Debentures are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program.

•	If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

•	If your Debentures are registered in your name, you should

•	Complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal,

•	Mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and

•	Either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described under “Book Entry Transfer”.

      A Holder with Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender those Debentures. To be valid, tenders must be received by the Depositary on or before the Expiration Date.

      Valid Tender. For a Holder to validly tender Debentures pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, or on before the Expiration Date, either

•	such Debentures must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal, or

•	certificates for tendered Debentures must be received by the Depositary at such address.

      The term “Agent’s Message” means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Debentures that are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Tender Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Debentures before the Expiration Date through ATOP should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC before such date.

      If the Debentures are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Debentures are to be issued to a person other than the registered Holder, the Debentures must be endorsed or accompanied by appropriate instruments of transfer entitling the signer of the Letter of Transmittal to tender the Debentures on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Debentures, with the signatures on the certificates or instruments of transfer guaranteed as described below.

      The method of delivery of Debentures, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Debentures. Delivery of such documents will be deemed made only when actually received by the Depositary. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date, to permit delivery to the Depositary before the Expiration Date.

      No alternative, conditional or contingent tenders of Debentures will be accepted.

      Signature Guarantees. Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless the tendered Debentures are tendered:

•	by the registered Holder of such Debentures, or by a participant in DTC whose name appears on a security position listing as the owner of such Debentures, and neither the box labeled “B. Special Payment Instructions” nor the box labeled “A. Special Issuance/ Delivery Instructions” on the Letter of Transmittal has been completed, or

•	such Debentures are tendered for the account of an Eligible Institution.

      Book-Entry Transfer. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Debentures at DTC for purposes of the Tender Offer. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Debentures may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Depositary’s account in accordance with the DTC’s procedures for such transfer. The confirmation of a book-entry transfer of Debentures into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.” Although delivery of Debentures may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or before the Expiration date at the address set forth on the back cover of this Offer to Purchase. Delivery of documents to DTC does not constitute delivery to the Depositary.

      Other Matters. Notwithstanding any other provision hereof, payment for Debentures accepted for payment pursuant to the Tender Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Debentures, (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the Purchase Price, regardless of any delay in making such payments.

      Tenders of Debentures pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering Holder of such Debentures, upon the terms and subject to the conditions of the Tender Offer.

      By executing the Letter of Transmittal as set forth above (or by tendering Debentures through book-entry transfer), and subject to and effective upon acceptance for purchase of, and payment for, the Debentures tendered therewith, a tendering Holder (i) represents and warrants that (a) such Holder has the full power and authority to tender, sell, assign and transfer the tendered Debentures and (b) when the Debentures are accepted for payment by us, we will acquire good and unencumbered title to such Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights, (ii) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Debentures tendered thereby, (iii) waives any and all other rights with respect to the Debentures (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Debentures, (iv) releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Debentures and (v) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Debentures, or transfer ownership of such Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Debentures for transfer on the relevant security register, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Debentures (except that the Depositary will have no rights to, or control over or liability for, funds from us, except as agent for the tendering Holders, for the Purchase Price, and accrued interest for any tendered Debentures that are purchased by us).

      All questions as to the form of all documents and the validity (including time of receipt), acceptance for payment or withdrawal of tendered Debentures will be determined by the Company, in its sole discretion, whose determination shall be final and binding. Alternative, conditional or contingent tenders of Debentures will not be considered valid. The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Debentures that are not in proper form or the acceptance of which, in the Company’s opinion, would be unlawful. The Company also reserves the right to waive any defects or irregularities of tender as to particular Debentures, whether or not similar defects or irregularities are waived in the case of other Debentures.

      The Company’s interpretation of the terms and conditions of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding.

      Any defect or irregularity in connection with tenders of Debentures must be cured within such time as the Company determines, unless waived by the Company. Tenders of Debentures shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Depositary, the Trustee, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Debentures or will incur any liability to Holders for failure to give any such notice.

Withdrawal of Tenders

      When Debentures may be Withdrawn. You may withdraw your tendered Debentures at any time on or before the Expiration Date. You may also withdraw your Debentures if we have not accepted them for payment by May 15, 2004. A withdrawal of previously tendered Debentures may not be rescinded. Any Debentures properly withdrawn will be deemed not validly tendered for purposes of the Tender Offer unless such Debentures are properly re-tendered.

      Holders who have withdrawn their previously tendered Debentures may re-tender Debentures at any time on or before the Expiration Date, by following one of the procedures described in “— Procedures for Tendering Debentures.” In the event of a termination of the Tender Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holder.

      Procedure for Withdrawing Debentures. For a withdrawal of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Debentures to be withdrawn;

•	contain a description of the Debentures to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Debentures and the aggregate principal amount represented by such Debentures; and

•	be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

      Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures. In addition, any such notice of withdrawal must specify, in the case of Debentures tendered by delivery of certificates for such Debentures, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Debentures tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Debentures. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Debentures have been tendered for the account of an Eligible Institution. If certificates for the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer. Withdrawals of Debentures can be accomplished only in accordance with the foregoing procedures.

      If a Holder tenders its Debentures in the Tender Offer, such Holder may convert its Debentures only if such Holder withdraws its Debentures prior to the time such Holder’s right to withdraw has expired. The Debentures are convertible into shares of our common stock at a conversion rate (subject to adjustment) of 10.5158 shares per $1,000 principal amount, which is equal to a conversion price of $95.095 per share.

      Form and Validity. All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding. None of us, the Dealer Manager, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or be subject to any liability for failure to give any such notification.

Conditions of the Tender Offer

      Financing Condition. Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase and to pay the Purchase Price for Debentures validly tendered pursuant to the Tender Offer is subject to and conditioned upon consummation by the Company of the financing described under “Sources and Amount of Funds” on terms and conditions satisfactory to us and in an amount sufficient to purchase all of the outstanding Debentures that are tendered. If the Financing Condition is not satisfied we will not be required to accept for payment, purchase, or pay for, and may delay the acceptance for payment of any tendered Debentures, in each event subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Tender Offer.

      General Conditions. The Tender Offer is not conditioned on a minimum principal amount of Debentures being tendered. Notwithstanding any other provision of the Tender Offer, we may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and payment for, Debentures tendered, subject to the rules under the Exchange Act, if at any time before the Expiration Date, any of the following events have occurred (or been determined by us to have occurred):

(i) There shall have been instituted, overtly threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person which (a) challenges the making of the Tender Offer, the acquisition of the Debentures pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer or (b) in our reasonable good faith judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole or which would, in our reasonable good faith judgment, prohibit, prevent, restrict or delay consummation of the Tender Offer;

(ii) There shall have occurred any development which would, in our reasonable good faith judgment, materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;

(iii) An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality (collectively, a “Legal Event”) that, in our reasonable good faith judgment, would prohibit, prevent, restrict or delay consummation of the Tender Offer;

(iv) There shall have occurred or be likely to occur (a) any event materially adversely affecting the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole that, in our reasonable good faith judgment, would prohibit, prevent, restrict or delay consummation of the Tender Offer, or (b) any legal event which in our reasonable good faith judgment is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries taken as a whole;

(v) There shall have occurred (a) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (b) any change in the price of the Debentures which is adverse to the Company, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable good faith judgment, is likely to affect the extension of credit by banks or other lending institutions, (f) there is (1) an outbreak or escalation of hostilities or acts of terrorism involving the

United States or declaration of a national emergency or war by the United States or (2) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any such event in (1) or (2), in our reasonable good faith judgment, makes it impracticable or inadvisable to proceed with the Tender Offer, or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

(vi) There shall have occurred on or before the Expiration Date (a) a material increase in interest rates or (b) a material decrease in the trading price for our common stock that would, in either case, in our reasonable good faith judgment cause the consummation of the Tender Offer not to be in our best interest.

      The conditions of the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion regardless of the circumstances giving rise to such conditions or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the Tender Offer also is waived. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section shall be final and binding upon all Holders.

      Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Tender Offer. We will give Holders notice of such amendments as may be required by applicable law.

MARKET AND TRADING INFORMATION FOR THE DEBENTURES AND OUR COMMON STOCK

      The Debentures are not listed on any national or regional securities exchange or reported on a national quotation system. To the extent that the Debentures are traded, prices of the Debentures may fluctuate greatly. Holders are urged to obtain current information with respect to the market prices for the Debentures.

      Our common stock is currently listed on the New York Stock Exchange under the symbol “CAM.” The following table sets forth, for each period indicated, the high and low sale prices for our common stock as reported on the NYSE.

	Common Stock
	Price

	High		Low

Year Ended December 31, 2002
Quarter ended March 31, 2002		$52.98		$36.40
Quarter ended June 30, 2002		$59.60		$47.99
Quarter ended September 30, 2002		$50.86		$35.94
Quarter ended December 31, 2002		$53.31		$38.56
Year Ended December 31, 2003
Quarter ended March 31, 2003		$54.55		$44.00
Quarter ended June 30, 2003		$55.60		$44.80
Quarter ended September 30, 2003		$51.50		$45.00
Quarter ended December 31, 2003		$48.66		$40.98
Year Ended December 31, 2004
Quarter ended March 31, 2004		$49.49		$40.05
Quarter ended June 30, 2004 (through April , 2004)	$		$

      On April      , 2004 the last reported sales price of our common stock on the NYSE was $          per share. Based on the current conversion rate for the Debentures of 10.5158 shares of common stock per $1,000 principal amount of Debentures, the current conversion price for the Debentures is $95.095 per share.

      We do not currently intend to pay dividends on our common stock.

DESCRIPTION OF DEBENTURES

      The following description of the Debentures is qualified by a more complete description contained under the caption “Description of Debentures” in the prospectus supplement filed pursuant to Rule 424(b)(5) on May 14, 2001 (Registration No. 333 — 51705) and by the Indenture relating to the Debentures, copies of which are available, without charge, from the Information Agent. You may also obtain copies, without charge, from the Commission as described under the heading “Available Information” below.

      The Debentures were issued pursuant to the Indenture between us and the Trustee. The terms of the Debentures are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Debentures are subject to all such terms and the Holders of the Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

      The Debentures were issued on May 16, 2001 in an original aggregate principal amount of $200,000,000, all of which remained outstanding as of April 6, 2004. Interest on the Debentures is payable semiannually, on each May 15 and November 15 to the persons in whose names the Debentures are registered at the close of business on May 1 and November 1 before the payment date, at an annual rate of 1.75%.

      The Debentures are convertible into shares of the Company’s common stock at a conversion rate (subject to adjustment) of 10.5158 shares per $1,000 principal amount, which is equal to a conversion price of $95.095 per share.

      The Debentures may be redeemed at our option on or after May 18, 2006 at a price of $1,000 per $1,000 aggregate principal amount, plus accrued and unpaid interest to the redemption date. We are obligated to repurchase, at the option of the Holder, Debentures held by a Holder on May 18, 2006, May 18, 2011, and May 18, 2016 at a purchase price equal to the principal amount plus accrued and unpaid interest. The purchase prices may be paid, at our option, in cash or by the issuance and the delivery of our common stock or in any combination thereof.

      Upon the occurrence of a fundamental change as defined in the Indenture, including a change of control, each Holder may require us to purchase all or a portion of the Holder’s debentures at a price equal to the principal amount of the Debentures plus accrued and unpaid interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material United States federal income tax consequences of the Tender Offer to Holders. It is not a complete analysis of all the potential tax considerations relating to the Tender Offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. The Company has not sought any ruling from the Internal Revenue Service (the “I.R.S.”) with respect to the statements made herein concerning the Debentures, and the Company cannot assure you that the I.R.S. will agree with such statements.

      This summary assumes that the Debentures are held as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, nor does it address tax considerations arising under United States federal estate, gift or alternative minimum tax laws. In addition, this discussion does not address all tax considerations that may be applicable to Holders’ particular circumstances or to Holders that may be subject to special tax rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities, currencies or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	regulated investment companies and real estate investment trusts;

•	Holders whose functional currency is not the U.S. dollar;

•	persons holding Debentures in a tax-deferred or tax advantaged account;

•	persons that hold the Debentures as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the Debentures under the constructive sale provisions of the Code; or

•	partnerships or other pass-through entities.

      If a partnership holds Debentures, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Debentures, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the Debentures.

      As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

      The term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, estate or trust that is not a U.S. Holder.

      All Holders are urged to consult their own tax advisors regarding the specific federal, state, local, and foreign income and other tax considerations of the Tender Offer.

Consequences to Tendering U.S. Holders

      Sale of a Debenture. The receipt of cash by a U.S. Holder in exchange for a Debenture will be a taxable transaction for federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (other than amounts attributable to accrued but unpaid interest, if any, which will be treated as such) and (ii) the U.S. Holder’s adjusted tax basis in the Debenture (not including any basis attributable to accrued but unpaid interest, if any). Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Debenture for more than one year at the time of such sale. The deductibility of capital losses is subject to certain limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder’s income will be taxable as ordinary income except to the extent any amount received is attributable to prior accrued stated interest paid by the U.S. Holder upon acquisition of the Debenture, which may be subject to different treatment.

Consequences to Tendering Non-U.S. Holders

      Sale of a Debenture. The receipt of cash by a Non-U.S. Holder in exchange for a Debenture (other than any accrued but unpaid interest, which will be treated as such) generally will not be subject to U.S. federal income tax unless (i) gain on the disposition is effectively connected with such Non-U.S. Holder’s conduct of a United States trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), or (ii) such Non U.S. Holder is an individual and is present in the United States for 183 days or more during the year of receipt and certain other conditions exist, or (iii) the Company is a United States real property holding corporation under the “FIRPTA” rules adopted in 1980. The Company does not believe that it currently is a United States real property holding corporation or that it will become one in the future.

      The gross amounts of payments attributable to accrued interest paid to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that (1) such Holder does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company that are entitled to vote, (2) the Holder is not (a) a controlled foreign corporation that is related to the Company through stock ownership or (b) a bank receiving interest on a loan entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and (4) the Company or the applicable paying agent (“Withholding Agent”) has received appropriate documentation (generally on an I.R.S. Form W-8BEN or substantially similar form, as discussed below) establishing that the Non-U.S. Holder is not a U.S. person. A Non-U.S. Holder that does not qualify for exemption from U.S. federal income tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of accrued interest.

      The I.R.S. Form W-8BEN or substantially similar form must be signed by the Non-U.S. Holder under penalties of perjury certifying that such person is a Non-U.S. Holder and providing a name, address and Taxpayer Identification Number, if any. A Non-U.S. Holder must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If a Non-U.S. Holder holds a Debenture through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement generally must be accompanied by a copy of the executed I.R.S. Form W-8BEN or substantially similar form such Non-U.S. Holder provided to the organization or institution. If the Non-U.S. Holder is a partner in a partnership holding Debentures, the partnership as well as the Non U.S. Holder must comply with applicable certification requirements. There are also special rules applicable to intermediaries.

      Effectively Connected Income or Gain. Income or gain on the sale of a Debenture held by a Non-U.S. Holder that is effectively connected with the conduct of a United States trade or business is (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) subject to regular federal income tax on that gain in generally the same manner as if such Holder were a U.S. Holder. Payments of interest that are effectively connected with the conduct of a United States trade or business will not, however, be subject to the 30% withholding tax described above, provided that the Non-U.S. Holder provides the withholding agent with a properly executed I.R.S. Form W-8ECI. In addition, if the Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty.

Backup Withholding

      U.S. Holders. A U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides the Company a correct Taxpayer Identification Number (“TIN”) and otherwise complies with applicable United States information reporting and certification requirements. Any amount paid as backup withholding would be creditable against the U.S. Holder’s federal income tax liability, provided that the requisite information is furnished to the I.R.S.

      Non-U.S. Holders. A Non-U.S. Holder may be subject to backup withholding (currently at a 28% rate) with respect to the receipt of cash in exchange for a Debenture, unless its status as a Non- U.S. Holder is certified on an I.R.S. Form W-8BEN or substantially similar form in the manner described above under “— Consequences to Tendering Non-U.S. Holders.”

      All Holders should consult their own tax advisors to determine the federal, state, local and foreign tax consequences of the tender of Debentures pursuant to the Tender Offer.

      Any amount paid as backup withholding would be creditable against the Non-U.S. Holder’s federal income tax liability, provided that the requisite information is furnished to the I.R.S.

DEALER MANAGER; INFORMATION AGENT; DEPOSITARY

Dealer Manager

      We have retained UBS Securities LLC to act as the exclusive Dealer Manager for the Tender Offer. In its capacity as Dealer Manager, UBS Securities LLC may contact Holders regarding the Tender Offer and may request Custodians to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

      We have agreed to pay UBS Securities LLC customary fees for its services as Dealer Manager and to reimburse certain expenses in connection with the Tender Offer. We also have agreed to indemnify UBS Securities LLC and its affiliates against certain liabilities under federal or state law or otherwise caused by, relating to or arising out of the Tender Offer.

      UBS Securities LLC and its affiliates have provided to us, and may in the future provide to us from time to time, investment banking, commercial banking and financial advisory services and engage in other commercial dealings with us in the ordinary course of business. UBS Securities LLC and its affiliates are also assisting us in connection with arranging financing for the Tender Offer. They have received, and expect to receive, customary fees and commissions for these services. At any given time, UBS Securities LLC or its affiliates may trade the Debentures or other of our securities for its or their own account, or for the accounts of its or their customers and, accordingly, may hold a long or short position in the Debentures or those securities.

      Any holder who has questions concerning the terms of the Tender Offer may contact the Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Information Agent

      Georgeson Shareholder Communications has been appointed the Information Agent with respect to the Tender Offer. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We also have agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Depositary

      J.P. Morgan Trust Company, National Association, has been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities. J.P. Morgan Trust Company, National Association, as Depositary for the Tender Offer and as Trustee under the Indenture, makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this Offer to Purchase, except for such information that specifically pertains to J.P. Morgan Trust Company, National Association, itself.

Miscellaneous

      In connection with the Tender Offer, directors and officers, we and our affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Debentures and in handling or forwarding tenders of Debentures. We will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Manager, in connection with the solicitation of tenders of Debentures pursuant to the Tender Offer.

DOCUMENTS INCORPORATED BY REFERENCE

      The following documents have been filed with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•	the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, including the Company’s audited financial statements for the two fiscal years ended December 31, 2003;

•	our Tender Offer Statement on Schedule TO filed with the Commission on the date of this Offer to Purchase.

•	the Supplemental Indenture relating to the Debentures, dated as of May 16, 2001, between us and Bank One Trust Company, National Association, as trustee, filed as Exhibit 4.1 to our Current Report on Form 8-K dated May 16, 2001; and

•	the Indenture relating to the Debentures, dated as of May 8, 1998, between us and Bank One Trust Company, National Association, as trustee, filed as Exhibit 4.3 to our Registration Statement on Form S-3 (Registration No. 333 — 51705).

      Any statement contained in this Offer to Purchase or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Subject to the foregoing, all information appearing in this Offer to Purchase is qualified in its entirety by the information appearing in the documents incorporated by reference.

      We will provide without charge to each person to whom this Offer to Purchase is delivered, upon the request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Cooper Cameron Corporation, 1333 West Loop South, Suite 1700, Houston, Texas 77027, Attention: Corporate Secretary, phone number 713-513-3322. You also may obtain copies of these documents and other information about us from our web site at www.coopercameron.com; however, such other information is not incorporated by reference into this offer to purchase.

AVAILABLE INFORMATION

      We currently are subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, we file reports and other information with the Commission. These reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, which may be contacted by telephone at 1-(800)SEC-0330. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. These materials also may be accessed electronically at the Commission’s site on the World Wide Web located at http://www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture, security document or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture, security document or other document filed with the Commission, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

      Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the Commission a tender offer statement on Schedule TO that contains additional information about the Tender Offer. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the immediately preceding paragraph.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      This Offer to Purchase and the documents incorporated by reference contain a number of statements that are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment and industry conditions and trend predictions. The operation and results of our business may be subject to the effect of these and other risks and uncertainties, including those described in our Annual Report or Form 10-K/ A, which is incorporated by reference into this Offer to Purchase.

      All forward-looking statements speak only as of the date of this Offer to Purchase. You are, therefore, cautioned not to place undue reliance on these statements, which speak only as of the date of this Offer to Purchase.

      We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Offer to Purchase. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this Offer to Purchase.

MISCELLANEOUS

      The Tender Offer is not being made to (nor will tenders of Debentures be accepted from or on behalf of) Holders of Debentures in any jurisdiction in which the making or acceptance of the Tender Offer would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Tender Offer in any such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of us that is not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation should not be relied upon.

COOPER CAMERON CORPORATION

The Depositary for the Tender Offer is:

J.P. Morgan Trust Company, National Association

By Facsimile (Eligible Institutions Only): Attn: Investor Relations (214)468-6494 (Confirm by Telephone (800)275-2048	By Mail or Hand: J.P. Morgan Trust Company, N.A. Attn: Frank Ivins 2001 Bryan Street, 9th Floor Dallas, TX 75201

      Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

Georgeson Shareholder Communications

17 State Street

10th Floor
New York, NY 10004
Banks and Brokers Call Collect: (212) 440-9800
All Others Please Call Toll-Free: 800-387-8819

The Dealer Manager for the Tender Offer is:

UBS Investment Bank

Liability Management Group

677 Washington Boulevard
Stamford, CT 06901
Attention: Liability Management Group
Toll Free: (888) 722-9555 (x4210)
Call Collect: (203) 719-4210